EXHIBIT 10.4

April 13, 2012

Mr. Jerry Elliot
97 Five Mile River Road
Darien, Connecticut 06820

Dear Jerry:

We are pleased to offer you the position of Executive Vice President and Chief Financial Officer reporting to Doug Hutcheson, Chief Executive Officer/President, Leap Wireless International, Inc. ("Leap") / Cricket Communications, Inc. (together, the "company"), with a start date of April 25, 2012. The terms of the offer are as follows:

1.
A starting bi-weekly salary of $23,076.92; if annualized, $600,000. The salary will be subject to annual merit-based consideration; however, this does not guarantee you will receive an increase annually. As an officer of the company, all future salary adjustments/considerations will be at the option of the company's board or a committee of the board and will generally be based on your performance, market-based compensation data and the company's ability to provide such increases.

2.
Eligibility to participate in our Short Term Incentive Bonus Plan. You will have an opportunity to earn a target bonus up to 90% of your base compensation. The bonus payout will be based on company an individual performance and prorated based on your employment date.

The Company will guarantee you a 2012 bonus payment of at least 45% of your target bonus prorated based on your time with the Company in 2012.

3.
Attached you will find a comprehensive description of our benefit package for your information. In addition to your normal paid time off accrual you will accrue one additional week of paid time off annually. Therefore, your annual paid time off for years one through five will be four weeks per year.

4.
In consideration of the importance of this position you will receive, within 30 days of your employment, a temporary living allowance of $90,000, grossed-up for taxes. This allowance will be the total payment by the company to you for temporary living costs (i.e. housing, rental car, travel between San Diego and your home in Connecticut, etc.) in your first year of employment. In April 2013 you will receive a second temporary living allowance of $60,000 grossed-up for taxes which will be the total payment by the company to you for temporary living costs for your second year with the company.

The Company will arrange and pay for the shipment of your vehicle from Darien, Connecticut to San Diego.

5.	You will be eligible to participate in the company's Long Term Incentive Plan (LTIP).

a.
Stock Options: We will recommend that you receive an initial grant of an option to purchase up to 225,000 shares of Leap stock. The options will vest over a four-year period in equal 25% increments. Any exercised options will expire 10 years after the date of grant.

b.
Restricted Stock: We will recommend you receive an initial grant of 150,000 restricted shares of Leap stock. The restricted shares will vest over a four-year period, with 25% of the shares vesting after Year 2 and 25% after Year 3, and 50% after Year 4.

c.
Performance Cash Award: We will recommend that you receive a performance-based cash award. The target amount of the award would be $600,000, and you would have the opportunity to earn from $0 to $1,200,000, depending on the company's financial and operational performance in each of 2012 and 2013.

One-half of any award that is earned would vest on or after December 31, 2013, and the remaining one-half would vest on or after December 31, 2014, in each case subject to your continued employment with us through that date. Upon a change in control of the company, the performance criteria on the awards would terminate and awards would be paid to you on the foregoing dates in the targeted amounts. In order for any award to vest on the foregoing dates in any event, however, the closing price of Leap's common stock for the prior 30-day period (or for a subsequent 30-day period) must be at or above the closing price of Leap's stock on the original date of grant. Any unvested awards would expire one year after the end of the applicable vesting period.

6.
As an officer of the company, you will be offered severance benefits in accordance with the company's standard form of Severance Benefits Agreement for Executive Vice Presidents. Attached please find a sample copy of our standard form of severance agreement. We expect to sign a severance agreement with you during your first month of employment with the company. A material breach of this offer letter agreement or any other written compensation agreement between the company and you shall be deemed to be a material diminution in your annualized cash and benefits compensation opportunity as referenced in Section 2(c)(ii) of such severance benefits agreement.

Please note that this offer of employment is contingent upon the favorable results of a drug and alcohol test, the results of a background investigation and you signing and agreeing to the terms of the company's Invention Disclosure, Confidentiality & Proprietary Rights Agreement. We will initiate the background investigation immediately.

To complete the pre-employment drug screen, you must visit an approved laboratory facility using you photo identification and instructions provided in the electronic donor registration document that has been emailed to you. Approved laboratory locations can be found online using the donor registration information. You must complete your pre-employment drug screen within three (3) business days of your email receipt of the electronic donor registration. Your prompt attention to this requirement is necessary as your registration will expire if not used within three business days. If you are unable to comply with this requirement, please contact me immediately.

Please return a signed copy of this letter along with the attached Employment and Invention Disclosure, Confidentiality & Proprietary Rights Agreement. Please note that this offer is valid for five days from the date of this letter. If you have any questions, please do not hesitate to call me at (858) 882-6015.

Congratulations and welcome!

Sincerely,

/s/ Leonard C. Stephens

Leonard C. Stephens
Senior Vice President, Human Resources

I accept the offer of employment made to me by Cricket Communications, Inc, and agree to the terms set forth above.

Offer Accepted:	Jerry Elliot	/s/ Jerry Elliot
	Printed Name	Signature